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Exhibit 23.3

Consent of Independent Auditors

The Board of Directors
NRG Yield, Inc.:

        We consent to the use of our report dated June 16, 2014, with respect to the combined balance sheets of the Alta Wind Portfolio of Terra-Gen Power, LLC as of December 31, 2013 and 2012, and the related combined statements of operations and comprehensive income (loss), members' capital, and cash flows for each of the years in the three-year period ended December 31, 2013, incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus.

(signed) KPMG LLP

New York, New York
May 29, 2015

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  Exhibit 23.3
Consent of Independent Auditors